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                                                                    Exhibit 99.1

[BLACK BOX LOGO]


Anna M. Baird
Black Box Corporation
(724) 873-6750
(724) 873-6799 (fax)
E-mail:  investors@blackbox.com

                                                           FOR IMMEDIATE RELEASE

             BLACK BOX CORPORATION ANNOUNCES ORGANIZATIONAL CHANGES

           - ALL POSITIONS FILLED WITH SEASONED BLACK BOX EXECUTIVES -

PITTSBURGH, PENNSYLVANIA, December 13, 2002 - Black Box Corporation (NASDAQ:
BBOX) today announced the promotion of Kathleen Bullions to Senior Vice President - North American Phone and On-Site Services. Previously, Ms. Bullions was Vice President - North American Phone Services and has been with the Company for 20 years. Ms. Bullions will continue to report to Fred C. Young, Chief Executive Officer.

Black Box Corporation also announced the promotion of Michael McAndrew to Chief Financial Officer. Previously, Mr. McAndrew was Manager of Corporate Planning and Analysis and has been with the Company for 13 years. Mr. McAndrew will continue to report to Mr. Young. Anna M. Baird, previously the Company's Chief Financial Officer, has accepted the position of Director - Corporate Compliance reporting to Mr. McAndrew. Ms. Baird has been with the Company for 20 years.

Fred C. Young, Chief Executive Officer, said, "Please join me in congratulating Kathy, Mike and Anna on their new roles. We are very fortunate to have seasoned executives within the Black Box family as we continue to evolve organizationally. These three executives have made significant contributions to our historical success. And we will be relying on them for even greater contributions towards Black Box's future success."

Black Box is the world's largest technical services company dedicated to designing, building and maintaining today's complicated network infrastructure systems. Black Box services clients through 117 offices in 132 countries throughout the world.